As filed with the Securities and Exchange Commission on November 8, 2004.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 8, 2004 (November 7, 2004)

MEDAREX, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 State Road, Princeton, N.J. 08540-1437

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (609) 430-2880

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

MEDAREX, INC.

TABLE OF CONTENTS

FOR

CURRENT REPORT ON FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

Item 9.01	Financial Statements and Exhibits.

Signature

Item 1.01               Entry into a Material Definitive Agreement

See discussion under Item 3.02 below.

Item 3.02               Unregistered Sales of Equity Securities

On November 7, 2004, Medarex, Inc., entered into a collaboration and co-promotion agreement and a related securities purchase agreement with Bristol-Myers Squibb Company (“BMS”), pursuant to which BMS and Medarex will each grant the other certain intellectual property licenses and product rights on a worldwide basis in order to enable the two companies to collaborate in research and development of therapeutic antibody-based products for the treatment of cancer and other diseases, and, in the event that further development work is successful, to commercialize any resulting products.  In particular, the collaboration includes a grant by Medarex to BMS of a license to commercialize MDX-010, a fully human antibody product developed using Medarex’s UltiMAb Human Antibody Development System®, that is antagonistic to cytotoxic T-lymphocyte antigen 4 (CTLA-4). MDX-010 is currently under investigation for the treatment of a broad range of cancers and other diseases.  The collaboration also includes the grant by Medarex to BMS of a license to MDX-1379, a gp100 peptide vaccine, for use with MDX-010 for the treatment of metastatic melanoma.  The United States Food and Drug Administration has granted Fast Track designation for MDX-010 in combination with MDX-1379 for the treatment of previously treated, unresectable Stage III and Stage IV metastatic melanoma and Medarex is currently conducting a Phase III clinical trial with MDX-010 and MDX-1379 combination therapy in Stage III and Stage IV metastatic melanoma patients at multiple sites within the United States.

As part of the collaboration, the two companies have committed to an initial multi-year budget of approximately $192 million to fund their development of MDX-010 as a potential treatment for a broad range of cancers.  BMS will be responsible for 65% of all development costs related to clinical trials intended to support regulatory approval in both the United States and Europe, with the remaining 35% to be paid by Medarex.  The parties will share equally the costs of any clinical trials of products intended solely for regulatory approval in the United States, and BMS will be fully responsible for all development efforts that relate solely to regulatory approval in Europe and other parts of the world.

Under the terms of the collaboration, Medarex could receive up to $205 million from BMS if all regulatory milestones are met, plus up to an additional $275 million in sales-related milestones.  Medarex will also have the option to co-promote any products in the United States, and, if Medarex elects to exercise this option, it will receive 45%, subject to certain adjustments, of any profits from commercial sales.  In the event Medarex chooses not to exercise its co-promotion rights, BMS will have exclusive commercial rights in the United States and will pay Medarex royalties on commercial sales.  Outside the United States, BMS will have exclusive commercial rights and will pay Medarex royalties on commercial sales.

Pursuant to these agreements, BMS will make an initial cash payment to Medarex of $25 million.  In addition, BMS will purchase a total of 2,879,223 unregistered shares of Medarex common stock at a purchase price equal to $8.6829 per share for an aggregate purchase price of $25 million.  These shares will be issued in a private placement pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.  The purchase price represents a premium to the market price.  BMS has agreed to a two-year lock-up period with respect to any sales of such stock.  Medarex has no future obligation to register such stock.

The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and is also subject to receipt of consent from the U.S. Public Health Service of the sublicense to BMS of Medarex’s rights to MDX-1379, as well as other customary conditions.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits.  The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number

99.1	Press Release issued November 8, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.
Registrant

Date: November 8, 2004	By:	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued November 8 , 2004